Exhibit 10.3

Summary of Hudson Global, Inc.

Compensation for Non-employee Members of the Board of Directors

The Company’s policy of compensation for the non-employee members of the Board of Directors effective as of April 26, 2012 is as follows:

Each non-employee director is entitled to receive an annual cash retainer of $25,000, $65,000 paid in share units that are deferred to a retirement account until the director ceases board service, a cash fee of $2,000 for each Board and Board committee meeting attended in person and a cash fee of $1,000 for each telephonic Board and Board committee meeting in which the director participates. The Chairmen of the Audit Committee and the Compensation Committee receive an additional annual cash retainer of $10,000 and the Chairmen of the Nominating and Governance Committee and the Human Resources Committee receive an additional annual cash retainer of $5,000. The lead director also receives an additional annual cash retainer of $20,000. Additionally, directors are reimbursed for out-of-pocket expenses associated with attending meetings of the Board and Board committees.